Exhibit 99.1
VICOR TECHNOLOGIES ISSUES LETTER TO SHAREHOLDERS; DISCUSSES
MILESTONES, PROGRESS TOWARDS COMMERCIALIZING PD2i TECHNOLOGY FOR
SUDDEN CARDIAC DEATH, TRIAGE AND HEART RATE VARIABILITY
BOCA RATON, FL — November 17, 2008 — Vicor Technologies, Inc. (OTCBB: VCRT) President and CEO David H. Fater today issued the following letter to shareholders discussing Vicor’s achieving various milestones and progress towards commercializing its PD2i technology. Vicor Technologies is a biotechnology company that developed the PD2i, a patented, proprietary algorithm now awaiting FDA 510(k) clearance for its first product, the PD2i Analyzer that measures heart rate variability, and is in clinical trials for 510(k) clearance for use of the PD2i algorithm in a) risk stratifying combat and civilian trauma victims (PD2i VS) and b) identifying patients at risk of suffering Sudden Cardiac Death (PD2i CA).
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Dear Fellow Shareholders:
     It is with great pleasure that I share our progress through the first nine months of 2008. In spite of all that transpired in the financial markets, Vicor has made immense strides.
FOOD AND DRUG ADMINISTRATION (FDA)
510(k) Approval For PD2i Analyzer Expected by Year End
     During 2008, we successfully executed an FDA strategy which we believe will both increase shareholder value and reduce time-to-market. As a result, we now expect FDA clearance for our first product, the Vicor PD2i Analyzer, by year end.
     The PD2i Analyzer displays and analyzes electrocardiographic information and measures heart rate variability (HRV). FDA clearance will enable Vicor to market the PD2i Analyzer while its other products undergo clinical trials and proceed through the FDA regulatory process.
U.S. Army Finds Only PD2i Correctly Triages Seriously Wounded Soldiers; FDA Filing Expected 1Q 2009
     Our second product is expected to be the Vicor PD2i VS (Vital Sign). Developed in collaboration with the U.S. Army, the PD2i VS assesses the severity and survivability of traumatic injuries to determine if a Life Saving Intervention (LSI) is required. In head-to-head competitive tests, the Army determined that Vicor’s PD2i was the only technology that correctly identified soldiers needing immediate Life Saving Intervention.
PD2i VS and Civilian Trauma Triage
     In conjunction with our scientists and physicians, Army personnel are also testing Vicor’s technology in civilian trauma and ICU patients. The ability of the PD2i VS to predict outcomes in trauma and hemorrhage as demonstrated in these trials indicates that the PD2i VS is likely to succeed in the very significant paramedic, ER and ICU markets. Progress has been rapid; we anticipate completing our collaboration with the Army by year end, commencing the regulatory process in the first quarter of 2009, and receiving marketing clearance for the PD2i VS in the third quarter of 2009.
Strategic Alliance Likely To Accelerate FDA Approval of Vicor’s Third Product, the PD2i Cardiac Analyzer
     Our third product, the PD2i Cardiac Analyzer, is the subject of our large-scale VITAL clinical trial, now underway, for risk stratification of patients in jeopardy of Sudden Cardiac Death. In addition, I am delighted to announce that we expect to supplement the VITAL dataset with the 651 cases from the Merte Subita en Insufficiencia Cardiaca (MUSIC) congestive heart failure trial. This additional clinical data may result in FDA clearance of the Cardiac Analyzer in 2009, a year sooner than expected.
PRODUCTS
Revolutionary Vital Sign Monitor Will Feature Vicor Technology
     We have signed a development agreement with a leading manufacturer of cutting-edge medical diagnostic devices for the military. The agreement calls for the inclusion of the PD2i software in its portable monitoring devices to relay injured soldiers’ PD2i values and vital signs to doctors as the soldiers are being evacuated for emergency care. The devices being developed are less than half the size and weight of comparable units. It is anticipated that these devices will also be used in the civilian market, where they will give emergency first-responders a powerful new tool to monitor accident patients’ conditions. Further clinical testing of the devices and the PD2i will take place in the coming months with the expectation that the PD2i would be incorporated into these devices under a licensing agreement creating a revenue stream for Vicor in the future.
Private-Label Vicor Cardiac Analyzer EKG Will Ship in Q1 2009
     We have successfully developed a private label Vicor Cardiac Analyzer EKG that includes the PD2i software through an agreement with a manufacturer. We are negotiating an Original Equipment Manufacturer (OEM) Agreement to be executed in the fourth quarter. We anticipate launching this product in the first quarter of 2009 to our National Cardiac Panel and having the manufacturer market a general use EKG to other physicians through the OEM agreement.
Licensing of Vicor Technology Anticipated in 2009
     We anticipate that our development agreement involving the U.S. Army will result in one or more licensing agreements for both military and civilian emergency response use.
     In addition, as we move PD2i VS through the regulatory process, we anticipate negotiating similar license agreements with other monitoring companies for in-hospital emergency and intensive care unit use.
COLLABORATIONS
U.S. Army Institute of Surgical Research (USAISR) Collaboration Continues To Bear Fruit

     The collaboration with the U.S. Army is progressing well. We have received over 325 ECG files of civilian trauma patients collected by the Army which we will analyze in the fourth quarter. This data will serve as the basis for our FDA trauma submission. In addition, data collection from wounded soldiers is expected to resume this month in Baghdad and will further advance our collaboration. We anticipate continued efforts that will result in additional manuscripts being published in prestigious journals.
Discussions Underway for Vicor/University of Mississippi Intensive Care Department Cooperative Study
     We are in negotiations with the University of Mississippi Intensive Care Department to collaborate on a study predicting the mortality of Intensive Care Unit (ICU) patients upon admission. This study could result in another market for the PD2i technology platform.
Retrospective PD2i Analysis of MUSIC Trial Data Being Negotiated with Rochester and Catalan Institute
     As mentioned above, we are in discussions with the University of Rochester and the Catalan Institute of Cardiovascular Sciences in Barcelona to collaborate on the PD2i analysis of data collected for the Merte Subita en Insufficiencia Cardiaca (MUSIC) trial. We plan to use the PD2i Cardiac Analyzer to retrospectively predict Sudden Cardiac Death (SCD) in the 651 congestive heart failure patients who participated in the MUSIC trial (of which 52 actually died from SCD). We believe this analysis will be completed long before the conclusion of the VITAL trial and will yield a dataset sufficient to support a 510(k) for Sudden Cardiac Death in 2009.
PUBLICATIONS AND PRESENTATIONS
Therapeutics and Clinical Risk Management
     Vicor’s study, Nonlinear Analysis of the Heartbeats in Public Patient ECGs Using An Automated PD2i Algorithm for Risk Stratification of Arrhythmic Death was published in the April 2008 Therapeutics and Clinical Risk Management. This study enrolled 37 patients, achieving a sensitivity of 100% and a specificity of 81%.
     Risk Stratification for Arrhythmic Death in an Emergency Department Cohort: a New Method of Non-Linear PD2i Analysis of the ECG, our study of 918 patients in six emergency departments, appeared in the August 2008 issue of Therapeutics and Clinical Risk Management. Here, Vicor’s technology achieved a sensitivity of 96% and a specificity of 85% with a negative predictive value of 99%.
Journal of Critical Care
     Our first collaborative effort with the U.S. Army, a study entitled Exploration of Heart-Rate Complexity To Determine The Need For Lifesaving Intervention in Combat Casualties was published in the June 2008 Journal of Critical Care. This study involved eleven combat casualties for whom EKG files were analyzed using several methods of measuring heart-rate complexity. Vicor’s algorithm correctly discriminated the cases; the competing methods did not.
U.S. Army Presentation, 31st Annual International Shock Congress, Cologne, Germany
     In June, the Army presented Exploration of Heart-Rate Complexity to Determine the Need for Lifesaving Interventions in Combat Casualties at the 31st Annual Conference on Shock

in Cologne, Germany. The presentation featured Vicor’s PD2i technology and a description of the Company.
Critical Care Medicine
     A second study performed with the U.S. Army has been submitted to Critical Care Medicine entitled Effect of Chest Trauma and Hemorrhage on New Measures of Heart-Rate Complexity.
     We anticipate that over the next six months, additional manuscripts co-authored by Vicor scientists will appear in premier medical journals.
DRUG DISCOVERY PLATFORM
Allowance of Patent Claims Expected This Year
     Our Drug Discovery Platform, involving the study of altered state physiologies such as hibernation, continues to advance towards generating value for our shareholders. Our patent counsel has advised us that our claims should be allowed this year in the United States and at least one other country, which should be followed by the issuance of patent(s). As you know, we have suspended all activity other than patent prosecution for this Platform to conserve resources and protect our Intellectual Property. We are optimistic that we will continue to progress in this area.
FUNDING
Indebtedness Reduced; Private Placement Funds Expected Early in 2009
     We continue to strengthen our balance sheet. Since December 31, 2007, we have reduced our indebtedness by $3.4 million and reduced our net capital deficiency by $3.6 million. This strengthening of our balance sheet has been accomplished by the sale of $2,034,000 of Series B Junior Convertible Preferred Stock (Series B stock) and the conversion of $3,376,000 of our convertible notes into either common stock or the Series B stock. We anticipate being able to convert substantially all of our remaining convertible notes, thus further increasing equity. We continue to carefully seek the capital with which to provide us the necessary funds to execute our business plan and we remain confident that we will successfully complete a private placement in early 2009. The funds obtained should be sufficient for us to complete the FDA regulatory process on our products and begin marketing in 2009.
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     Vicor’s success is the result of the hard work, dedication and determination of many people, including you, our shareholders. I’m excited about Vicor’s prospects in the months ahead as we achieve the significant milestones of product launch, recognition in peer-reviewed journals, meaningful collaborations and revenue-generating license agreements. I’m grateful for your confidence in Vicor, and I appreciate your support.

David H. Fater
Chairman and Chief Executive Officer
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About Vicor Technologies, Inc.
Vicor Technologies, Inc. (OTCBB: VCRT) (“the Company”) is a development-stage biotechnology company dedicated to the development of breakthrough diagnostic products. The

Company’s diagnostic technology, currently being commercialized, is based on a patented, proprietary algorithm, PD2i. The PD2i algorithm and operational software facilitates the ability to accurately risk stratify a target population to predict future pathological events.
Vicor’s PD2i Analyzer, PD2i Vital Sign (PD2i VS), and PD2i Cardiac Analyzer (PD2i CA) employ the firm’s patented, proprietary point correlation dimension algorithm (PD2i), a deterministic, non-linear analytic measure that accurately measures heart rate variability (HRV) through the analysis of electrocardiographic data. The clinical significance of HRV and use of the PD2i Analyzer as a diagnostic tool is physician-determined. Vicor expects to receive FDA clearance for the PD2i Analyzer in 4Q08. Such clearance will enable Vicor to market and distribute the PD2i Analyzer for use while completing clinical trials and the FDA clearance process for its PD2i VS and PD2i CA.
The PD2i VS enables risk stratification of trauma severity to identify those in need of immediate Life Saving Intervention and improve emergency triage efforts. The PD2i VS is currently in clinical trials under a collaborative effort with the U.S. Army Institute for Surgical Research.
The PD2i CA identifies patients at risk of suffering a fatal arrhythmic event or Sudden Cardiac Death within 6-12 months. The PD2i CA is currently involved in a multi-site, multi-year trial (the VITAL Trial) being conducted by the Harvard Clinical Research Institute.
Vicor anticipates developing additional applications using the PD2i algorithm to enable early detection of Alzheimer’s disease, and a variety of other disorders and diseases.
More information about Vicor may be found at www.vicortech.com.
The appearance of name-brand institutions or products in this media release does not constitute endorsement by the U.S. Army Medical Research and Materiel Command, the Department of the Army, Department of Defense or the U.S. Government of the information, products or services contained therein.
Caution Regarding Forward-Looking Statements
Forward-looking statements in this press release are based on current plans and expectations that are subject to uncertainties and risks, which could cause our future results to differ materially. The following factors, among others, could cause our actual results to differ: the results of clinical studies analyzing the effectiveness of the PD2i Analyzer, our ability to obtain FDA clearance of the PD2i Cardiac Analyzer for military and civilian applications, our ability to continue to receive financing sufficient to complete the critical clinical trials; our ability to continue as a going concern; our ability to successfully develop products based on our technologies; our ability to obtain and maintain adequate levels of third-party reimbursement for our products; the impact of competitive products and pricing; our ability to receive regulatory clearance for our products; the ability of third-party contract research organizations to perform preclinical testing and clinical trials for our technologies; the ability of third-party manufacturers to manufacture our products; our ability to retain the services of our key personnel; our ability to market and sell our products successfully; our ability to protect our intellectual property; product liability; changes in federal income tax laws and regulations; general market conditions in the medical device and pharmaceutical industries; and other matters that are described in Vicor’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 and subsequent filings with the Securities and Exchange Commission. Forward-looking statements in this press release speak only as of the date of the press release, and we assume no obligation to update forward-looking statements or the reasons why actual results could differ.
Release 08-16

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Michael Dodge	Robin Schoen
ROI Group LLC	Robin Schoen Public Relations
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